Exhibit 99.4

                             MICROFIELD GROUP, INC.

                      NON-STATUTORY STOCK OPTION AGREEMENT
                            2004 STOCK INCENTIVE PLAN


         THIS AGREEMENT is dated effective April 7, 2005, between Microfield Group, Inc., an Oregon corporation (the "Company"), and Robert Jesenik (the "Optionee").

         Pursuant to the Company's 2004 Stock Incentive Plan (the "Plan"), and in connection with the Optionee's service to the Company as a director of the Company, the Board of Directors has voted in favor of granting to the Optionee an option to purchase Common Stock of the Company ("Common Stock") in the amount and on the terms set out below. In consideration of the promises and mutual covenants herein contained, the Company and the Optionee agree as follows:

         1. The Company hereby grants to the Optionee upon the terms and conditions hereinafter stated the right and option (the "Option") to purchase all or any part of an aggregate of 50,000 shares of the Company's authorized but unissued or reacquired Common Stock at a purchase price of $0.27 per share. The Option will not be treated as an Incentive Stock Option, as defined in Section 422 of the Internal Revenue Code, as amended ("IRC"). The Option is granted under, and is subject to, all the terms and conditions in the Plan.

         2.       The Option is granted upon the following terms:

                  2.1 DURATION OF OPTION. Subject to reductions in the Option period as hereinafter provided, in the event of termination of service to the Company or death of the Optionee, the Option shall continue in effect for a period of five years from the date hereof.

                  2.2      TIME OF EXERCISE. Except as provided in paragraphs
2.5 and 2.7, the Option is fully vested and exercisable during its term.

                  2.3 LIMITATIONS ON RIGHTS TO EXERCISE. Except as provided in paragraph 2.5, the Option may not be exercised unless at the time of such exercise the Optionee is in the service of the Company or any parent or subsidiary of the Company and shall have provided such service continuously since the date such option was granted. Absence on leave or on account of illness or disability under rules established by the Board of Directors shall not, however, be deemed an interruption of services for this purpose.

                  2.4 NONASSIGNABILITY. The Option is nonassignable and nontransferable by the Optionee except by will or by the laws of descent and the distribution of the state and country of the Optionee's domicile at the time of death, and is exercisable during the Optionee's lifetime only by the Optionee.

                  2.5      TERMINATION OF SERVICE

                           (a)      In the event the service of the Optionee as
a director of the Company is terminated by retirement without cause, other than in the circumstances specified in




1 - NON-STATUTORY STOCK OPTION AGREEMENT subsection (b) below, the Option held by the Optionee may be exercised at any time prior to its expiration date or the expiration of 30 days after the date of such termination of service, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise the Option on the date of such termination.

                           (b)      In the event the Optionee's service to the
Company as a director of the Company is terminated because of death or physical disability (within the meaning of Section 6(a)(iv)(B) of the Plan) the Option may be exercised at any time prior to its expiration date or the expiration of one year after the date of such termination, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise the Option on the date of such termination. If the Optionee's service is terminated by death, the Option shall be exercisable only by the person or persons to whom the Optionee's rights under the Option shall pass by the Optionee's will or by the laws of descent and distribution of the state or country of the Optionee's domicile at the time of death.

                           (c)      In the event of the death or termination of
service of the Optionee, to the extent the Option shall not have been exercised within the limited periods provided above, all further rights to purchase shares pursuant to the Option shall cease and terminate at the expiration of such periods.

                  2.6 PURCHASE OF SHARES. Shares may be purchased pursuant to the Option only upon receipt by the Company of notice in writing from the Optionee of the Optionee's intention to exercise, specifying the number of shares as to which the Optionee desires to exercise the Option and the date on which the Optionee desires to complete the transaction, which shall not be more than 30 days after receipt of the notice, and, unless in the opinion of counsel for the Company such a representation is not required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the Optionee's present intention to acquire the shares for investment and not with a view to distribution. On or before the date specified for completion of the purchase of shares pursuant to the Option, the Optionee must have paid the Company the full purchase price of such shares in cash (including cash that may at the election of the Company be the proceeds of a loan from the Company), in shares of Common Stock of the Company previously acquired and held for not less than one year by the Optionee, valued at fair market value as determined by the Board of Directors, or in any combination of cash and shares of Common Stock of the Company. No certificates for shares shall be issued until full payment therefor has been made. The Optionee shall have none of the rights of a shareholder until a certificate for shares is issued to the Optionee. The Optionee shall, upon notification of the amount due, if any, and prior to or concurrently with delivery of the certificates representing the shares with respect to which the Option was exercised, pay to the Company amounts necessary to satisfy any applicable federal, state, and local withholding tax requirements. If additional withholding becomes required beyond any amount deposited before delivery of the certificates, the Optionee shall pay such amount to the Company on demand. In the absence of such payment, the Company may withhold such amount from any funds owed by the Company to the Optionee.

                  2.7 CHANGES IN CAPITAL STRUCTURE. The number, class, and price of securities for which the Option may be exercised are subject to adjustment from time to time upon the happening of a stock split, stock dividend, merger, consolidation, plan of exchange,



2 - NON-STATUTORY STOCK OPTION AGREEMENT reorganization, or other "Transaction" (as defined in the Plan) or dissolution, in accordance with the provisions of Section 13 of the Plan.

         3. Nothing in the Plan or this Agreement shall confer upon the Optionee any right to be continued in the service of the Company, or shall interfere in any way with the right of the Company to terminate the Optionee's service as a director at any time, for any reason, with or without cause.

         4. This Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company, but except as hereinabove provided the Option herein granted shall not be assigned or otherwise disposed of by the Optionee.

         IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate as of the day and year first hereinabove written.

                                     MICROFIELD GROUP, INC.



                                     By: /s/ A. Mark Walter
                                        ---------------------------------
                                        A. Mark Walter, President



                                      /s/ Robert Jesenik
                                     ------------------------------------
                                     Robert Jesenik


                                     Optionee's Home Address


                                     ------------------------------------

                                     ------------------------------------

                                     Optionee's Social Security Number:


                                     ------------------------------------

















3 - NON-STATUTORY STOCK OPTION AGREEMENT